Mercantile Bank of St. Louis N. A.
Mercantile Tower
P.O. Box 524
St. Louis, MO  63166-0524
314-425-2525

January 17, 1997



Mr. Ronald L. Krutzman
Treasurer and Assistant Secretary
Laclede Gas Company
720 Olive Street
St. Louis, MO  63101

Dear Ron:

Mercantile Bank of St. Louis National Association is pleased to provide a $10,000,000 line of credit maturing January 31, 1998 to Laclede Gas Company for general corporate purposes and for commercial paper backup.

All borrowings will be priced at your option, at Mercantile's Prime rate, floating, IBOR adjusted + 3/8%, or CD's adjusted + 1/2% for available maturities to 90 days. Notes issued under this line shall not exceed 90 days. If a whole note is outstanding with a maturity before January 31, 1998, the note shall be renewed in whole or in part provided no note shall mature later than January 31, 1998.

Interest shall be payable at maturity or on date of repayment. Interest shall be computed on the basis of actual 365/366 for prime borrowings and actual 360 basis for IBOR or CD loans. Notes issued may be prepaid at any time without penalty, subject to standard funding loss provisions.

We may terminate this agreement at any time if we determine, in good faith, that we are not satisfied with your conditions, operations or performance, financial or otherwise.

It is understood that any loans obtained by any subsidiary of Laclede Gas Company, whether or not they are guaranteed by Laclede Gas Company, are excluded from this agreement and shall not be charged against the line of credit described above.

Nothing in this letter is intended to alter the arrangements set forth in the agreement dated December 23, 1996 or the availability of up to $22,500,000 of advances thereunder from Mercantile Bank of St. Louis National Association on the terms set forth in said December 23, 1996 agreement.

We appreciate the opportunity to service your credit needs and to continue the long standing relationship between our companies. If the foregoing is acceptable to you, please sign and date below.

                                     MERCANTILE BANK OF ST. LOUIS N.A.

                                     By:  /s/ Timothy W. Hassler
                                     Name:  Timothy W. Hassler
                                     Title:  Assistant Vice President

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Accepted this 17th day of January, 1997

LACLEDE GAS COMPANY

By:  /s/ Ronald L. Krutzman
Name:  Ronald L. Krutzman
Title:  Treasurer and Assistant Secretary




















































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